Exhibit 99.1

Global Pari-Mutuel Services, Inc. Receives Notice of Breach
of Consulting Agreement with Bendigo Partners LLC

NEW YORK, NY, June 16, 2011 — Global Pari-Mutuel Services, Inc. (Other OTC: GPRM.PK) (the “Company”), received notice from Bendigo Partners LLC (“Bendigo”) of a material breach by the Company of the Consulting Agreement, dated as of December 7, 2010, by and between the Company and Bendigo (the “Consulting Agreement”), as a result of the Company’s failure to pay Bendigo its $250,000 monthly fee under the Consulting Agreement on each of May 1, 2011 and June 1, 2011.  Bendigo may, but is not required to, terminate the Consulting Agreement 30 days following the Company’s receipt of the notice in the event that the breach remains uncured.

Bendigo also indicated in its notice that it will continue to provide its services to the Company and assist the Company in its efforts to secure financing to enable it to continue the development of its new product and the operation of its business.

About Global Pari-Mutuel Services, Inc.

Global Pari-Mutuel Services, Inc. is pursuing the development of a new proprietary technology that will allow users to compete, using a system of pari-mutuel wagering, on the relative price movements of various financial instruments including stocks, bonds, and indices. The company anticipates that its new products, if developed, would be at the intersection of financial markets, gaming, and fantasy sports.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements with respect to the timing of new product introductions, product development and delivery plans, and the distinctiveness of products. Such statements are based on the current expectations and certain assumptions of GPRM’s management, and are, therefore, subject to certain risks and uncertainties. A variety of factors, many of which are beyond GPRM's control, affect GPRM’s operations, performance, business strategy and results and could cause the actual results to differ materially from any future results, performance or achievements that may be expressed or implied by the forward-looking statements contained in this press release. More detailed information about the risk factors affecting GPRM performance is contained in GPRM filings with the SEC, which are available on the SEC’s website, www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analyses only as of the date hereof. GPRM neither intends to, nor assumes any obligation to, update or revise these forward-looking statements in light of developments that differ from those anticipated.